Exhibit 23.2
Consent of Independent Registered Public Accounting Firm
We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-3) and related Prospectus of Bookham, Inc. for the registration of 14,493,334 shares of its common stock and to the incorporation by reference therein of our report dated September 8, 2005, with respect to the consolidated financial statements and schedule of Bookham, Inc., included in its Annual Report (Form 10-K) for the year ended July 1, 2006, filed with the Securities and Exchange Commission.
/s/ Ernst & Young LLP
Reading, England
September 29, 2006